FOR IMMEDIATE RELEASE
CONTACT: NIGEL EKERN
         (203) 428-2040

                NET PERCEPTIONS, INC. ANNOUNCES NASDAQ DELISTING

Stamford, Connecticut - September 2, 2004 - Net Perceptions, Inc.
(NasdaqSC:NETP) today announced that Nasdaq had notified the Company on
September 1, 2004, of the Nasdaq Listing Qualifications Panel's (the "Panel")
decision, following a hearing on July 29, 2004, that the Company's securities will be delisted from Nasdaq effective with the open of business on Friday,
September 3, 2004. The decision follows the Company's appeal to the Panel of the previously disclosed determination of the Nasdaq Listing Qualification Staff
(the "Staff") that, based upon the Staff's discretionary authority granted by
Nasdaq Marketplace Rules 4300 and 4330(a)(3), the Company's securities would be delisted on July 1, 2004, unless the Company appealed the Staff's decision. The
Staff had noted its belief "that the Company is not currently engaged in active business operations and is therefore a public shell." The Company's appeal to the Panel stayed delisting until the receipt of the Panel's decision.

"We are disappointed with the Panel's decision, which we believe is not in keeping with a policy to foster public company capital formation in a free market society," said Warren B. Kanders, the Company's Executive Chairman of the
Board. "The Company believes it is in full compliance with all Nasdaq rules and regulations. Our mission has been and will continue to be to seek to redeploy the Company's assets to enhance stockholder value by engaging in a suitable acquisition transaction," Mr. Kanders continued. The Company is considering appealing the Panel's decision to the Nasdaq Listing and Hearing Review Council but any such appeal will not stay the delisting of the Company's common stock.
If and when a suitable transaction is consummated, the Company intends to list its securities on an appropriate national exchange.

The Company intends to coordinate with a market-maker in the Company's securities in order to initiate trading of the Company's common stock on the OTC
Bulletin Board (the "OTCBB"). Because the delisting of the Company's securities from Nasdaq is being made pursuant to Marketplace Rules 4300 and 4330(a)(3), the
Company's securities are not eligible for immediate quotation on the OTCBB and application for listing must be made by a market-maker using the standard OTCBB listing procedures. Following any clearance of an OTCBB application, the Company will disclose when trading will commence on the OTCBB and whether the Company's ticker symbol has been modified.

As previously disclosed in the Company's Form 10-Q for the quarter ended June
30, 2004, changes in ownership of the Company's securities may result in a substantial limitation or loss of the Company's ability to utilize its net operating loss carry-forwards under Internal Revenue Code ss.382.

This press release contains forward-looking statements within the meaning of the
Securities Act of 1933 and the Securities Exchange Act of 1934. Information in
this release includes the Company's beliefs, expectations, intentions and strategies regarding

the Company and its future. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions and the application for listing on the OTCBB, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including our inability to execute successfully our planned effort to redeploy our assets to enhance stockholder value. All forward-looking statements contained in this release are based on information available to the Company as of the date of this release and the Company assumes no obligation to update the forward-looking statements contained herein.